Exhibit 10.1

Transition Agreement and Release

This Transition Agreement and Release (“Agreement”) is made by and between Cara Cassino, M.D. (“Executive”) and ContraFect Corporation, a Delaware corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of August 14, 2022 (the “Effective Date”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Offer Letter (as defined below).

WHEREAS, the Parties have previously entered into that certain employment offer letter, dated as of August 24, 2015 and amended March 15, 2017 (the “Offer Letter”); and

WHEREAS, in connection with Executive’s termination of employment with the Company, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, Executive’s right to defense or indemnification by the Company or any of its affiliates pursuant to contract or applicable law, or Executive’s right to enforce the terms of this Agreement (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Termination; Services; Compensation.

(a) Executive’s employment with the Company and its subsidiaries will terminate on (i) August 31, 2022 (the “Resignation Date”) or (ii) such earlier date as Executive’s employment is terminated in accordance with the terms of this Agreement (the actual date of Executive’s termination of employment, the “Separation Date”). As of the Effective Date, Executive will cease to serve as the Company’s Chief Medical Officer and Executive Vice President of Research and Development and will cease to exercise or convey any authority (actual, apparent or otherwise) on behalf of the Company and its subsidiaries. As of the Separation Date, Executive will cease to serve as an employee, director, officer or in any other position with the Company and its subsidiaries. During the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”), Executive will perform such duties and responsibilities as are reasonably requested by the Company from time to time.

(b) During the Transition Period, Executive will continue receiving Executive’s annual base salary at the same rate that applies on the Effective Date and will remain eligible to participate in the Company’s employee benefit plans to the same extent as Executive is eligible as of the Effective Date, subject to the terms and conditions of such employee benefit plans as in effect from time to time.

(c) Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause, subject to the provisions of Section 2.

2. Severance Payments; Salary and Benefits.

(a) The Company agrees to provide Executive with the severance payments and benefits described in Section 2(b) below, payable at the times set forth in, and subject to the terms and conditions of, such Section. In addition, upon termination of Executive’s employment for any reason, to the extent not already paid, the Company shall pay or provide to Executive (i) Executive’s earned but unpaid annual base salary and unused vacation days accrued through the Separation Date; (ii) any unpaid business expenses incurred by Executive prior to the Separation Date that are reimbursable under the Company’s expense reimbursement policy; and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements of the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b) If Executive remains continuously employed by the Company through the Resignation Date or if the Company terminates Executive’s employment on or prior to the Resignation Date for reasons other than Cause or material breach of this Agreement, then subject to Executive’s continued compliance with the Restrictive Covenants (as defined below) and Executive’s execution and delivery to the Company of the release of claims attached hereto as Addendum 1 (the “Bring-Down Release”) within 21 days following the Separation Date (and the Bring-Down Release becoming effective and irrevocable), Executive will be entitled to the following payments and benefits:

(i) a severance payment equal to the sum of (x) eighteen (18) months of Executive’s then-current annual base salary plus (y) 150% of Executive’s then-current Target Bonus of 50% of annual base salary, payable in accordance with the Company’s normal payroll practices over the eighteen (18) month period following the Separation Date (the “Severance Period”), provided that payment of such amounts will commence on the Company’s next regular payday (the “First Payment Date”) following the effective date of the Bring-Down Release (with the first payment including all amounts that would otherwise have been earlier paid);

(ii) if Executive elects to receive continued medical, dental and/or vision coverage under one or more of the Company’s group healthcare plans pursuant to COBRA, the Company shall directly pay (or reimburse Executive for) the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Separation Date and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental or vision coverage is provided to Executive after the Separation Date so long as such alteration does not increase the after-tax cost to Executive of such benefits;

(iii) with respect to those stock options granted to Executive prior to June 14, 2016, the right to exercise such stock options held by Executive as of the Separation Date shall be extended until the date that is two years following the Separation Date, provided that no option will remain outstanding past the original expiration date of such option and each option will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of such stock option; and

(iv) a lump sum payment in the amount of $62,120, payable on the First Payment Date.

(c) Executive acknowledges and agrees that the severance payments and benefits set forth in Section 2(b) are being provided in satisfaction of the severance payments set forth in the Offer Letter. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, benefits, bonuses and other amounts (if any) accruing after the resignation of Executive’s employment shall cease on the Separation Date. For the avoidance of doubt, Executive shall not be entitled to receive any severance, separation, notice or similar payments of any kind under the Offer Letter or otherwise in connection with Executive’s resignation of employment except as provided herein.

3. Consulting Services.

(a) During the Severance Period, and for a period up to 2 years, or such earlier date as is determined by the Company, Executive will remain available to answer questions and provide such other transitional consulting services relating to Executive’s areas of expertise and work experience as are reasonably requested from time to time by the Company (the “Consulting Services”). Executive acknowledges and agrees that Executive will not be entitled to compensation for providing such consulting services other than the payments and benefits expressly set forth herein. For the avoidance of doubt, the parties intend for Executive to incur a “separation from service” within the meaning of Section 409A (as defined below), as of the Separation Date and, accordingly, the level of services Executive provides following the Separation Date will in all events be less than 20% of the average level of bona fide services performed by Executive for the Company and its subsidiaries as an employee prior to the Separation Date.

(b) The Parties agree that, subject to Executive’s continued compliance with the Restrictive Covenants and Executive’s execution and delivery to the Company of the Bring-Down Release within 21 days following the Separation Date (and the Bring-Down Release becoming effective and irrevocable), Executive’s performance of Consulting Services hereunder will constitute Executive’s Continuous Service under and within the meaning of the Company’s Omnibus Incentive Plan and Executive’s option award agreements thereunder such that the outstanding Company stock options held by Executive as of the Separation Date will (i) to the extent unvested as of the Separation Date, continue to vest in accordance with their existing terms during the period of time following the Separation Date that Executive provides such Consulting Services and (ii) remain exercisable in accordance with their terms while Executive continues performing the Consulting Services and for 90 days thereafter (or, with respect to any such options granted to Executive prior to June 14, 2016 such later date as is provided under Section 2(b)(iii)), provided that if the Company terminates the Consulting Services prior to expiration of the Severance Period other than due to Executive’s material breach of this Agreement, clauses (i) and (ii) of this Section 3(b) shall apply to Executive’s options as if Executive continued to perform Consulting Services throughout the remainder of the Severance Period. Notwithstanding anything in this Section 3(b) to the contrary, no option will remain outstanding past the original expiration date of such option and each option will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of such stock option.

(c) The Company will pay Executive consulting fees of $12,500 per calendar quarter of Consulting Services performed, prorated for any partial quarter and paid in arrears within 15 days following the end of the applicable calendar quarter, with first payment due in the quarter following the Separation Date.

4. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on

Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns (collectively, the “Employee Parties”), other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with any of the Releasees and the termination of such relationships;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; and the New York City Human Rights Law;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the New York Labor Law); and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any other Releasee for any allegedly discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s rights under applicable law, and any Retained Claims.

5. Trade Secrets. Executive is hereby provided notice of immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States.

9. Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(a) If to the Company, to the General Counsel of the Company at the Company’s headquarters,

(b) If to Executive, to the last address that the Company has in its personnel records for Executive, or

(c) at any other address as any Party shall have specified by notice in writing to the other Party.

10. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees, except as excluded in Section 4 above. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

11. Withholding. The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

12. Section 409A.

(a) The intent of the Parties is that the severance payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) If Executive is deemed by the Company at the time of Executive’s “separation from service” within the meaning of Section 409A to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(c) Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(d) To the extent that any reimbursements under this Agreement are subject to Section 409A, (i) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, (ii) Executive must submit Executive’s reimbursement request promptly following the date the expense is incurred, (iii) the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (iv) Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

13. Restrictive Covenants. Ancillary to and as a condition to Executive’s right to receive the payments set forth in this Agreement, Executive agrees to the following provisions (collectively, the “Restrictive Covenants”), which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Executive reaffirms Executive’s obligations under that certain Confidential Information and Inventions Assignment Agreement between Executive and the Company (the “Confidentiality Agreement”) and acknowledges that such obligations survive Executive’s termination of employment with the Company as set forth in the Confidentiality Agreement.

(b) During the Severance Period, Executive shall not, without the Company’s prior written consent, on Executive’s own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity participate in any capacity in any business activity that competes, directly or indirectly, with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its affiliates during the period of Executive’s employment with the Company that relate to the discovery, development or commercialization of lysins or direct lytic agents; provided that nothing in this Section will prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interests in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(c) During the Severance Period, Executive will not solicit, induce or encourage any (i) employee of the Company or its affiliates to terminate his or her employment with the Company or (ii) distributor, supplier, customer, client or agent of the Company or its affiliates to terminate or modify its relationship with the Company or its affiliates; provided that nothing in this Section will prohibit general solicitations not targeted to any such employee, distributor, supplier, customer, client or agent.

(d) Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section shall prohibit true statements made in any evidence or testimony required by a court, arbitrator or government agency or reasonably necessary to enforce a party’s rights under this Agreement.

(e) In the event the terms of this Section 13 are determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, they will be interpreted to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

14. Entire Agreement; Counterparts. This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement between the Parties hereto and supersedes any prior agreements or understandings between the Parties pertaining to the subject matter hereof, including without limitation the Offer Letter. The failure of any Party at any time to require the performance by any other Party of any provision hereof will in no way affect the full right to require such performance at any time thereafter, nor will the waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original but together will constitute one document. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission will be effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: August 14, 2022	/s/ Cara Cassino, M.D.
Cara Cassino, M.D.

Dated: August 15, 2022	CONTRAFECT CORPORATION

	By:	/s/ Roger J. Pomerantz, M.D.
Name: Roger J. Pomerantz, M.D.
Title: President & Chief Executive Officer

Release of Claims

Reference is made to the Transition Agreement and Release, dated as of August 14, 2022, to which this Release of Claims is attached (the “Agreement”). Capitalized terms used but not defined in this Release of Claims will have the meanings given to them in the Agreement.

For and in consideration of the payment to me of the benefits described in Section 2(b) of the Agreement, I, on my own behalf and on behalf of the Employee Parties, hereby and forever release the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred until and including the date I execute this Release of Claims, provided that this Release of Claims does not release claims that cannot be released as a matter of law, including, but not limited to, my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that my release of claims herein bars me from recovering such monetary relief from the Company or any other Releasee for any allegedly discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the Separation Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates and my rights under applicable law, and any Retained Claims (collectively, the “Executive’s Retained Claims”).

I have read this Release of Claims carefully and have been advised to consult with any attorney and any other advisors of my choice prior to executing this Release of Claims, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any claims against the Releasees other than the Executive’s Retained Claims. I understand and acknowledge that I am waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. I understand and agree that this Release of Claims does not apply to any rights or claims that may arise under the ADEA after the date I sign this Release of Claims. I understand and acknowledge that the consideration given for this Release of Claims is in addition to anything of value to which I was already entitled. I further understand and acknowledge that I have been advised by this writing that: (a) I have a right, and the Company is herein advising me, to consult with an attorney prior to executing this Release of Claims; (b) I have up to twenty-one (21) days within which to consider this Release of Claims; the parties agree that such time period to review this Release of Claims shall not be extended upon any material or immaterial changes to this Release of Claims; if I sign this Release of Claims prior to the expiration of such review period, I do so voluntarily and waive the remainder of the review period; (c) I have up to seven (7) days immediately following my execution of this Release of Claims to revoke this Release of Claims by providing written notice to the General Counsel of the Company; and (d) provided I have returned my executed Release of Claims to the Company within twenty-one (21) days of receipt and have not revoked this Release of Claims as provided herein, this Release of Claims shall become effective on the eighth (8th) day after it is signed.

This Release of Claims is final and binding and may only be amended in a writing signed by me and a duly authorized officer of the Company. Sections 8, 9 and 10 of the Agreement will apply to this Release of Claims mutatis mutandis.

For the avoidance of doubt, this Release of Claims does not replace or in any way limit the general release and waiver in Section 4 of the Agreement.

Executed: , 2022

Cara Cassino, M.D.